Exhibit 99.1

                 EDGAR G. HOTARD ELECTED TO ALBANY INTERNATIONAL
                               BOARD OF DIRECTORS

      Albany, New York, November 9, 2006 - Albany International Corp. (NYSE:AIN; PCX, FWB) announced today that Edgar G. Hotard has been elected to its Board of Directors, increasing the number of directors to ten. Mr. Hotard was also named a member of the Company's Compensation Committee.

      Mr. Hotard, 63, is an independent investor and consultant. He serves as a Senior Advisor to the Monitor Group, a global strategy consulting firm, and as the Chairman of the Monitor Group (China). He also serves as Senior Advisor to MPM Capital, is a Venture Partner with ARCH Venture Partners, and Managing General Partner of Hotard Holdings Ltd., an investment partnership. In 1999, Mr. Hotard retired as President and Chief Operating Officer of Praxair, Inc. In 1992, he led the spin-off of Praxair from Union Carbide Corporation, where he served as Corporate Vice President.

      Mr. Hotard is a member of the Board of Directors of Global Industries, Ltd., privately held Shona Energy, Ltd., and a member of the Executive Committee of the Board of Directors of the US-China Business Council. He was a founding sponsor of the China Economic and Technology Alliance and of a joint MBA program between Renmin University, Beijing, and the School of Management, State University of Buffalo, New York. He is the year 2000 recipient of the Great Wall Award from the Municipality of Beijing.

      Mr. Hotard earned a Bachelor of Science degree in engineering from Northwestern University.

      Albany International is the world's largest producer of custom-designed paper machine fabrics and process belts that are essential to the manufacture of paper and paperboard. In its family of businesses, Albany applies its core competencies in advanced textiles and materials to other industries. Founded in 1895, the Company is headquartered in Albany, New York, and employs approximately 6,100 people worldwide. The Company's plants are strategically located to serve its global customers. Additional information about the Company and its businesses and products is available at www.albint.com.